Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

Company records total net product sales of $49.0 million and $239.9 million in fourth quarter and full year of 2015, respectively-   Cambridge, MA, February 25, 2016 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced its financial results and business update for the fourth quarter and full year of 2015.   Overview
•	Aegerion recorded total net product sales of $49.0 million in the fourth quarter of 2015. Aegerion recorded total net product sales of $239.9 million for the full year of 2015.
•

Aegerion recorded $39.7 million in net product sales of JUXTAPID® (lomitapide) capsules in the fourth quarter of 2015, $36.0 million, or 91%, of which was from prescriptions written in the United States (U.S.). Aegerion recorded $213.0 million in net product sales of JUXTAPID for the full year of 2015, $188.4 million, or 89%, of which was from prescriptions written in the U.S. As of December 31, 2015, there were 615 active commercial patients on JUXTAPID therapy globally, approximately 490 of whom are U.S. patients. The number of U.S. patients on JUXTAPID has continued to significantly decline since December 31, 2015, but at a lower rate than in the fourth quarter of 2015.

•

Aegerion recorded $9.3 million in net product sales of MYALEPT® (metreleptin) for injection in the fourth quarter of 2015. Aegerion recorded $26.9 million in net product sales of MYALEPT for the full year of 2015. As of December 31, 2015, 79 generalized lipodystrophy (GL) patients were active on commercial therapy.

•	Aegerion expects total net product sales for the full year of 2016 to be between $160 and $190 million.
•

Aegerion recently executed a reduction in workforce of approximately 25%, to align operating expenses with updated expectations for the U.S. JUXTAPID market. The Company expects total operating expenses for the full year of 2016 to be between $145 and $155 million.

•	Aegerion announced the U.S. Patent and Trademark Office granted the full five-year patent term extension for the lomitapide composition of matter patent, extending this patent until February 2020.
•

Aegerion is on track with its plan to submit a marketing authorization application (MAA) for metreleptin to treat generalized lipodystrophy in the EU by the end of 2016, pending confirmation of the filing strategy with EU regulatory authorities.

Chief Executive Officer Mary Szela commented, “I am encouraged by the purpose-driven intent of Aegerion’s Board of Directors, leadership team and employees to redefine Aegerion. We have begun executing our turnaround strategy using a roadmap focused on repairing immediate issues, realigning the cost structure, enhancing the Company’s pipeline and leveraging Aegerion’s capabilities to have a transformative impact. We believe this roadmap will help return Aegerion to future growth and, in turn, create value for our shareholders.”

Aegerion has recorded a charge of $12 million, representing the current estimate of the minimum amount required to resolve the ongoing Department of Justice and Securities and Exchange Commission investigations. The final amount and timing for payment in cash are uncertain and have not been agreed to by the government. The current charge reflects an initial settlement offer made in connection with the investigations. The offer also contemplated that payment would be made over a multi-year period. The current charge does not represent an estimate of the final amount of any settlement and the amount could be higher and made over a shorter timeframe than the Company’s initial offer. There can be no assurance that the Company will reach a negotiated settlement of these matters, when such a settlement would occur or what the final terms of any such settlement will be.

Financial Results

Total net product sales for the fourth quarter ended December 31, 2015 were $49.0 million, compared with $51.7 million in the fourth quarter of 2014. Total net product sales for the year ended December 31, 2015 were $239.9 million, compared with $158.4 million for the year ended December 31, 2014.

Net product sales for JUXTAPID for the fourth quarter ended December 31, 2015 were $39.7 million, compared with $51.7 million in the fourth quarter ended December 31, 2014.  $36.0 million, or 91% of net product sales in the fourth quarter of 2015 were from prescriptions written in the U.S. The decrease in JUXTAPID net product sales was attributable to fewer patients on therapy, partially offset by a higher average sales price of JUXTAPID in the U.S. in the fourth quarter of 2015 compared to the same period in 2014.

Net product sales for JUXTAPID for the full year of 2015 were $213.0 million compared with $158.4 million for the full year of 2014. $188.4 million, or 89% of net product sales for JUXTAPID in 2015 were from prescriptions written in the U.S.

Net product sales for MYALEPT for the fourth quarter ended December 31, 2015 were $9.3 million, compared with $8.5 million in the third quarter of 2015. The increase is due to an increase in the number of patients on therapy in the fourth quarter, the current payer mix and quantity of units ordered per patient. The gross-to-net adjustment for sales of MYALEPT in the U.S. for the full year ended December 31, 2015 was approximately 30%. Of the 30%, approximately 27% was attributable to Medicaid rebates.

Net product sales for MYALEPT for the full year of 2015 were $26.9 million.

For the fourth quarter ended December 31, 2015, GAAP net loss was $36.6 million, or $1.26 basic and diluted loss per share, compared with a GAAP net loss of $8.1 million, or $0.29 basic and diluted loss per share, for the same period in 2014. For the year ended December 31, 2015, GAAP net loss was $73.3 million, or $2.55 basic and diluted loss per share, compared with a GAAP net loss of $39.4 million, or $1.35 basic and diluted loss per share, for the year ended December 31, 2014.

For the fourth quarter ended December 31, 2015, total operating expenses on a GAAP basis were $65.7 million, compared with $47.9 million for the same period in 2014. For the full year ended December 31, 2015, total operating expenses on a GAAP basis were $232.7 million, compared with $170.7 million for the year ended December 31, 2014.

Selling, general and administrative expenses were $54.4 million for the fourth quarter ended December 31, 2015, compared to $37.2 million for the same period in 2014. Selling, general and administrative expenses were $187.9 million for the year ended December 31, 2015, compared to $132.7 million for the year ended December 31, 2014.  The increase in selling, general and administrative expenses in the fourth quarter of 2015 over the comparable period in 2014 was primarily related to legal fees and the current estimate of the minimum amount required to resolve the ongoing investigations by the U.S. Department of Justice and U.S. Securities Exchange Commission; minor increases in salary and employee-related costs related to increased headcount in both the selling and administrative functions; and sales and marketing efforts to continue to build the JUXTAPID and MYALEPT brands in the U.S. as well as costs related to the Company’s global expansion.

The Company expects that selling, general and administrative expenses will decrease throughout 2016 as compared to 2015 due primarily to the reduction in the workforce in February 2016 and anticipated reduced legal fees.

Research and development expenses were $11.3 million for the quarter ended December 31, 2015 compared to $10.7 million for the year ended December 31, 2014. Research and development expenses were $44.9 million for the year ended December 31, 2015, compared to $38.0 million for the year ended December 31, 2014.  The increase in research and development expenses for the fourth quarter of 2015 over the comparable period in 2014 was primarily related to an increase in salary and employee-related costs; clinical development expenses incurred to support a marketing authorization application for lomitapide in Japanese HoFH patients; costs associated with the continuation of the observational cohort and vascular imaging post-marketing studies related to lomitapide; and costs associated with contract research.

Cash and cash equivalents totaled $64.5 million as of December 31, 2015, compared to $71.7 million as of September 30, 2015. Third- and fourth-quarter cash each reflect the $25.5 million reclassification into restricted cash as a result of the SVB loan default.

As a result of, among other things, the near-term outlook for the U.S. JUXTAPID business, potential losses from operations and contingent liabilities from ongoing investigations, Aegerion’s independent registered public accounting firm is expected to include an explanatory paragraph in its annual audit report regarding concerns about the Company’s ability to continue as a going concern. In addition, the Company requires additional time to complete the preparation of its 2015 financial statements and intends to file for an extension of the Form 10-K deadline.

As a result of a breach of certain covenants under the loan agreement with Silicon Valley Bank (SVB), including the going concern finding described above, the Company is currently in default on its outstanding $25 million term loan. SVB has granted a temporary forbearance on the defaulted loan, and the Company continues to disclose $25.5 million of cash as restricted cash, and disclose the $25 million term loan as a current liability.

Aegerion’s non-GAAP operating results are GAAP operating results adjusted for the following items: 1) the impact of stock-based compensation; 2) the amortization of debt discount and deferred financing costs; 3) the purchase price allocation accounting effects on the stepped up fair value of metreleptin inventory that the Company acquired in cost of product sales; and 4) the amortization of intangible assets acquired. A full reconciliation of GAAP to non-GAAP financial results is included later in this press release. Prior year non-GAAP financial results conform to current year presentation.

For the fourth quarter ended December 31, 2015, non-GAAP net loss was $20.2 million, or $0.69 basic loss per share, compared with non-GAAP net income of $3.0 million, or $0.11 basic earnings per share, for the same period in 2014. For the years ended December 31, 2015 and 2014, non-GAAP net loss was $6.7 million, or $0.23 basic loss per share, compared with a non-GAAP net loss of $2.4 million, or $0.08 basic loss per share, for the year ended December 31, 2014.

2016 Financial Guidance

Aegerion issued the following financial guidance for 2016:

•	Aegerion expects total full-year 2016 global net product sales to be between $160 million and $190 million.
•	Aegerion expects full-year 2016 global net product sales of JUXTAPID to be between $120 million and $140 million.
•	Aegerion expects full-year 2016 global net product sales of MYALEPT to be between $40 million and $50 million.
•

Aegerion expects full-year 2016 total non-GAAP operating expenses to be between $145 million and $155 million, and GAAP operating expenses to be between $165 and $175 million. The Company’s non-GAAP operating expenses exclude the impact of expected stock-based compensation expenses of between $20 million and $25 million, cash and non-cash interest expense, and the purchase price accounting effects related to the fair value of assets acquired in the MYALEPT acquisition.

•	Aegerion expects cash used from operations for the full year of 2016 to be between $10 million and $20 million.

The financial information contained in this press release is subject to revision and should not be considered final until Aegerion files its Form 10-K for the fiscal year ended December 31, 2015 with the Securities and Exchange Commission, which it expects to file by March 14, 2016.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Thursday, February 25, 2016 at 5:00 p.m. EST. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

Non-GAAP Results

These non-GAAP results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding expectations as to future growth and financial results, ongoing government investigations, including the potential settlement of such investigations, regulatory activities and drug development, marketing authorizations and label expansions, as well as sales and the market position of our products, and business development opportunities. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among others: the risk that market acceptance of JUXTAPID and MYALEPT in the U.S. may not continue at the levels we expect, and may be lower outside the U.S., including in Brazil, than we expect; the risk that the conversion of prescriptions for JUXTAPID or MYALEPT into patients on therapy may be lower than we expect or the drop-out rate may be higher than we expect; the risk that the prevalence of the diseases our products treat may be lower than our estimates, and that it may be more difficult to identify patients than we expect; the risk that the side effect profile or other results for our products in commercial use and in further clinical studies are inconsistent, in scope and severity, with the side effect profile and other results observed in the pivotal study of each drug; the risk that the negative impact of launch of PCSK9 inhibitors on JUXTAPID sales will be greater than we currently expect, particularly in the U.S. where the negative impact has been greater than we expected to date, or that other competitive products will negatively impact our results; the risk that private or government payers may refuse to reimburse our product, or may impose onerous restrictions that hinder reimbursement or significantly limit or cap the price we charge or the number of reimbursed patients who receive our products; the risk that the Food and Drug Administration may require revisions to the JUXTAPID Risk Evaluation and Mitigation Strategies (REMS) Program that may negatively impact our U.S. sales; the risk that our business may be negatively impacted if there are more Medicaid patients prescribed MYALEPT than we expect; the risk that named patient sales in Brazil and other key countries outside the U.S. may not be at the levels we expect; the risk that regulatory authorities in countries where either of our products is not yet approved may refuse to approve such products or additional indications for such products, such approvals are not made on a timely basis or such approvals impose significant restrictions or require additional development; the risk that exchange rates will negatively impact the amount of net product sales recognized; the risk that the initiation of future clinical trials may be delayed; the risk that we will not be successful in our lifecycle management or business development efforts; the risk that our patent portfolio and marketing and data exclusivity may not be as strong as we anticipate; the risk of unexpected manufacturing issues affecting future supply; with respect to ongoing or future investigations and the risks associated with the unpredictable nature and timing of government investigations, and the impact of investigations, and the uncertainty of the timing and nature of the resolution of such investigations, on our business; the risk of an enforcement action by, or settlement with, government agencies, which we expect is a probable result of the ongoing Department of Justice, Securities and Exchange Commission and Brazilian investigations; the risk that we incur more costs than we expect in responding to investigations and defending ourselves in litigation; the risk that Silicon Valley Bank will accelerate our long-term debt at the termination of its current forbearance agreement; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in the commercialization, drug development and regulatory approval process. For additional disclosure regarding these and other risks we face, see the disclosure contained in the "Risk Factors" section of Aegerion's Quarterly Report on Form 10-Q filed on November 9, 2015, and our other public filings with the Securities and Exchange Commission, available on the Security and Exchange Commission's website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investors and others should note that we communicate with our investors and the public using our company website (www.aegerion.com) and our investor relations website (http://ir.aegerion.com), including but not limited to company disclosures; investor presentations and FAQs; Securities and Exchange Commission filings; press releases; public conference calls and webcasts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations & Public Relations

(857) 242-5024

amanda.murphy@aegerion.com

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
(In 000s)	2015	2014	2015	2014
Net product sales	$49,003	$51,712	$239,887	$158,373
Cost of product sales	12,011	3,765	52,332	14,370
Operating expenses:
Selling, general and administrative	54,356	37,171	187,879	132,715
Research and development	11,311	10,701	44,862	37,990
Total operating expenses	65,667	47,872	232,741	170,705
Income (loss) from operations	(28,675)	75	(45,186)	(26,702)
Interest expense, net	(6,492)	(6,375)	(27,605)	(9,691)
Other income (expense), net	(410)	(1,444)	1,221	(2,093)
Loss before provision for income taxes	(35,577)	(7,744)	(71,570)	(38,486)
Provision for income taxes	(1,022)	(372)	(1,769)	(899)
Net loss	$(36,599)	$(8,116)	$(73,339)	$(39,385)
Net loss per common share - basic and diluted	$(1.26)	$(0.29)	$(2.55)	$(1.35)
Weighted-average shares outstanding - basic and diluted	29,052	28,449	28,712	29,079

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Information

(unaudited)

(In 000s)	December 31, 2015	December 31, 2014
Cash, cash equivalents and marketable securities	$64,501	$375,937
Restricted cash	25,529	-
Accounts receivable	13,557	17,125
Inventories	58,706	9,510
Prepaid expenses and other current assets	13,645	4,852
Property and equipment, net	4,893	4,711
Intangible assets and goodwill, net	252,517	-
Other assets	850	217
Total assets	$434,198	$412,352

Accounts payable and accrued liabilities	$61,887	$36,361
Current portion of long-term debt	25,000	3,449
Long-term debt	229,782	210,309
Other noncurrent liabilities	1,984	1,937
Total liabilities	318,653	252,056
Total stockholders’ equity	115,545	160,296
Total liabilities and stockholders’ equity	$434,198	$412,352

Aegerion Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In 000s)	2015	2014	2015	2014
Net loss reconciliation:
GAAP net loss	$(36,599)	$(8,116)	$(73,339)	$(39,385)
Stock based compensation	5,753	6,350	23,993	29,875
Amortization of debt discount & deferred financing fees	5,298	4,765	20,073	7,127
Amortization of acquired intangible assets	4,902	—	20,183	—
Inventory fair value step-up in cost of product sales	488	—	2,409	—
Non-GAAP net income/(loss)	$(20,158)	$2,999	$(6,681)	$(2,383)

GAAP net loss per common share - basic and diluted	$(1.26)	$(0.29)	$(2.55)	$(1.35)

Non-GAAP net income/(loss) per common share - basic	$(0.69)	$0.11	$(0.23)	$(0.08)

GAAP and Non-GAAP weighted-average common shares outstanding — basic	29,052	28,449	28,712	29,079

Cost of product sales reconciliation:
GAAP cost of product sales	$12,011	$3,765	$52,332	$14,370
Amortization of acquired intangible assets	(4,902)	—	(20,183)	—
Inventory fair value step-up in cost of product sales	(488)	—	(2,409)	—
Non-GAAP cost of product sales	$6,621	$3,765	$29,740	$14,370

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$54,356	$37,171	$187,879	$132,715
Stock based compensation	(4,884)	(5,320)	(19,977)	(24,978)
Non-GAAP selling, general and administrative	$49,472	$31,851	$167,902	$107,737

Research and development reconciliation:
GAAP research and development	$11,311	$10,701	$44,862	$37,990
Stock based compensation	(869)	(1,030)	(4,016)	(4,897)
Non-GAAP research and development	$10,442	$9,671	$40,846	$33,093